                    EXHIBIT 99-1
                                                 Media:
                                                     Catherine A. Duda
                                                      716-777-5897
                                                 Investors:
                                                          Kristen H. Jenks
                                                      716-777-6422

                  REPORTERS: JOHN PURCELL WILL TAKE CALLS
                TODAY AFTER 11 A.M. E.S.T. AT 716-777-7944
       ------------------------------------------------------------

NEWS RELEASE:  For release 8:30 a.m. on May 17, 1994

        ROCHESTER TEL, NYS PUBLIC SERVICE COMMISSION STAFF REACH
         AGREEMENT ON OPEN MARKET PLAN/CORPORATE RESTRUCTURING


Rochester, New York -- May 17, 1994 -- Rochester Tel (NYSE: RTC) today announced that the company has reached a Settlement
Agreement with the Staff of the New York State Public Service Commission on the terms of its Open Market Plan and Corporate Restructuring.
     The Settlement Agreement, which is known as a joint stipulation, has been signed by Rochester Tel and the Commission Staff, as well as the Communications Workers of America and Time Warner Communications, each of which has been a participant in the settlement discussions.
     If approved later this year by the Public Service Commission, the landmark plan will make Rochester Tel the first telecommunications company in the country to open up a local market to more competition and give customers a larger range of choices for communication services.
     Highlights of the agreement include:
     * A seven-year rate stabilization plan;
     * Rate reductions of $21 million, with basic service prices frozen at current levels over the life of the plan;
     * An incentive regulatory plan, the first of its kind in New
York State;
     * Formation of a price-regulated network company ("R-Net") and a competitive company ("R-Com");
     * Full interconnection of competing local networks;
     * Accelerated depreciation of $17 million over the life of the plan; and
     * Creation of a holding company; and
     * No royalties imposed against the company during the seven-year life of the plan.
     "It's a solid plan for all of our stakeholders," stated John
K. Purcell, corporate vice president of Rochester Tel, who signed the agreement on behalf of the company. "Consumers will be assured of lower prices and more choices; the price cap regulatory plan allows us to retain all cost efficiencies and thus gives us the opportunity to deliver premier returns to our shareowners; and the creation of a holding company means that both investors and employees will continue to be part of an expanding and progressive leader in our industry."

Rate Agreement

     The agreement provides for a seven-year rate stabilization plan with a total of $21 million in rate reductions spread over the period of the plan. In 1995, the first year of the plan, there will be a customer rate reduction of $11 million. The rate reduction represents an incremental $1.5 million over the $9.5 million the company will have already set aside in 1994, based on an earlier agreement with the Commission in anticipation of the plan.
     There will be additional annual rate decreases of $2.5 million on January 1, 1996 and $1.5 million in each of the remaining five years of the plan.
     The rate cuts will eliminate the touchtone charge for residential customers by 1995 and for business customers by 1997. The balance of the rate decreases would reduce usage charges, including local measured service for business customers and long distance carrier access charges. In 1993, the Rochester operating company's local service revenues were $148.7 million and total revenues were $302.0 million.
     "Under the agreement, the network company, `R-Net,' will operate under a unique regulatory plan, one of genuine price cap regulation," said Purcell. "Customer rates will be capped, and in exchange R-Net will be free from rate of return regulation for the duration of the plan." Purcell noted that this type of regulation has been widely discussed, but seldom applied in its pure form.

New Entities

     The competitive company, "R-Com," will operate as a retail provider of integrated communication services, buying network access from R-Net, and packaging these services with its own and others' product lines such as voice mail, data services, long distance and wireless.
     Initially, the only services that will be assigned to R-Com will be those currently considered highly competitive, such as high-capacity private lines and Centrex. These services will not be offered by R-Net. R-Com or any other company may compete for the customers of these services as well as for customers of other services offered by R-Net. All customers will continue to receive their basic service from R-Net, if they do not want to change to another service provider.

     The choice of providers will be made individually by each customer in response to the competitive offerings available, rather than by a customer ballot as originally proposed in the plan.
     "R-Com will be free to price its services competitively," said Purcell. "R-Net will offer its services, completely unbundled on a wholesale basis as in the initial plan proposed by Rochester Tel last year, but will also continue to offer retail services."
     The R-Net company will carry the name Rochester Telephone. R-Com, as well as the holding company, will be newly named, an announcement Purcell said will be made later this year.

Open Market

    The agreement also provides for the full interconnection of competing local networks, including reciprocal compensation for terminating traffic; equal access to network databases; access to local telephone numbers, and number protability.

Holding Company

     The Stipulation Agreement allows Rochester Tel to form a holding company to serve as the parent for all of its subsidiaries. It will be free to issue securities, make any acquisition or enter any line of business, anywhere. The holding company will be incorporated in New York State.

Background

     Rochester Tel filed its "Open Market Plan" in February 1993. Meetings with all intervenors in the case were held in the fall of 1993 and the Commission engaged a mediator to assist in the process. The mediator convened a series of individual meetings with each of the intervenors, held numerous joint sessions, and oversaw the final negotiations.
     The Rochester Tel Board of Directors has approved the Stipulation, which still requires approval by the Public Service Commission. The company anticipates Commission action on the agreement in the third quarter of 1994. Certain aspects of the corporate restructuring plan are subject to shareowner approval.
     Rochester Tel has operations that serve 1.5 million customers through 49 telecommunications companies in 22 states. The company's principal lines of business are long distance, network systems, wireless communications and telephone operations. On March 30, 1994, the company reported total assets of $1.6 billion.

Attachments:  Summary; Rate Stabilization Plan; organization charts.

                      Rochester Tel Open Market Plan
            Settlement Agreement with New York State PSC Staff

                                 SUMMARY

Plan Principle: Restructure the local exchange telephone company in Rochester, NY into two separate and distinct entities, one a wholesale, or network company and the other a retail, or competitive company. The two companies will have strict structural separation, separate assets, employees, capital structures and Boards.

Plan length: Seven years. After five years, either the company or the Commission has the option to terminate the plan.

Holding company:  Serves as parent for all subsidiaries.
Oversees financing, acquisitions and new business, corporate support functions. Separate Board of Directors.

Rate stabilization plan: Rate reductions of $21 million over the seven-year life of the plan, with basic service prices capped at current levels beginning on 1/1/95. See attached detail.

Network company: "R-Net" will unbundle all network features and functions and file an interconnection tariff for services to be offered on a wholesale basis. R-Net will remain subject to NYS Public Service Commission oversight, although rate of returns will not be regulated.

Competitive company: "R-Com", as well as other providers, will purchase tariffed network services from R-Net, add value and resell these services to customers on a retail basis.

Interconnection: The Open Market Plan provides for full interconnection of competing networks, including reciprocal compensation for terminating traffic, equal access to network databases, access to local telephone numbers and number portability.

Royalty: Under the Settlement, no royalty would be imposed during the life of the plan.

5/17/94

                            RATE STABILIZATION PLAN

Basic Rates

             Today      1/1/95*        1/1/96        1/1/97-
                                                    12/31/2001
RESIDENCE

  Basic       $12.96    $12.96         $12.96        $12.96
  Touchtone     1.48      -0-            -0-           -0-
  Total       $14.44    $12.96         $12.96        $12.96

BUSINESS

  Basic       $11.72    $11.72         $11.72        $11.72
  Touchtone     3.87      3.72           1.40          -0-
  Total       $15.59    $15.44         $13.12        $11.72

- - -----------------------------------------------------------------

Business Local Measured Service**

             Today            1/1/95*            1/1/98

Peak        Initial 3 min.    1 min. 6.3 cents   1 min. 5.4 cents
(8 am-      7.5 cents;        2 min. 7.0 cents   2 min. 6.7 cents
5 pm)       Each additional   3 min. 7.5 cents   3 min. 7.3 cents
            min. over 3 min.  Each additional    Each additional
            2.2 cents         min. 2.2 cents     min. 2.2 cents

Off Peak    Initial 3 min.    1 min. 5 cents     1 min. 5 cents
(5 pm-      5 cents; each     2 min. 5 cents     2 min. 5 cents
7:59 am)    additional min.   3 min. 5 cents     3 min. 5 cents
            over 3 min.       Each additional    Each additional
            1.4 cents         min. 1.4 cents     min. 1.4 cents

** Note: The rates for business local measured service will continue to decline over the life of the plan. The years 1995 and 1998 are shown here as examples.

* Anticipated effective date.

    The attached chart describes the current corporate structure of the Registrant, Rochester Telephone Corporation. Under the current structure, the parent corporation has functional responsibility for corporate financing, local telephone service in Rochester, New York, corporate support and staff services, and acquisitions. Corporate responsibility for out-of-state and non-Rochester, New York State regulated telephone activities are structurally resident in subsidiaries of Rochester Telephone Corporation. Corporate responsibility for competitive services are also resident in corporate subsidiaries, such as Rotelcom Network Systems, Rochester Tel Mobile Communications, and RCI Long Distance.

    The attached chart describes the proposed corporate structure of the Registrant, which will have a new corporate name following the implementation of the Open Market Plan. Under this new structure, the parent corporation will have functional responsibility for corporate financing, acquisitions, and corporate support and staff services. Corporate responsibility for out-of-state, non-Rochester, New York State and Rochester, New York regulated telephone activities are structurally resident in subsidiaries of the parent corporation. Corporate responsibility for competitive services are also resident in corporate subsidiaries, such as R-Com, Rotelcom Network Systems, Rochester Tel Mobile Communications and RCI Long Distance. The chart reflects the creation of the R-Com and R-Net subsidiaries described in more detail in the Press Release.